Exhibit 10.14

COMPLETE GENOMICS, INC.

Non-Employee Director Compensation Policy

1.         General.    This Non-Employee Director Compensation Policy (the “Policy”) is adopted by the Board of Directors (the “Board”), and, with respect to the equity compensation provided herein, is intended to constitute the Non-Employee Director Compensation Policy contemplated by Section 12 of the Complete Genomics, Inc. 2010 Equity Incentive Award Plan (as amended from time to time, the “Plan”). Capitalized but undefined terms used herein shall have the meanings provided for in the Plan.

2.        Board Authority.    The Board is responsible for determining what cash compensation, if any, is to be provided to members of the Board. In addition, pursuant to Section 12 of the Plan, the Board is responsible for adopting a written policy for the grant of Awards under the Plan to Non-Employee Directors, which policy is to specify, with respect to any such Awards, the type of Award(s) to be granted Non-Employee Directors, the number of Shares to be subject to Non-Employee Director Awards, the conditions on which such Awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Board determines in its discretion.

3.        Annual Cash Compensation.    Each Non-Employee Director shall be entitled to annual retainer fees payable in cash with the amount determined as follows (such amounts, “Annual Retainers”):

•	Each Non-Employee Director shall receive annual cash compensation in the amount of $30,000 per year.

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The Chairperson of the Audit Committee shall receive additional annual cash compensation in the amount of $15,000 per year for such Chairperson’s service on the Audit Committee. Each non-chairperson member of the Audit Committee shall receive additional annual cash compensation in the amount of $5,000 per year for such member’s service on the Audit Committee.

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The Chairperson of the Compensation Committee shall receive additional annual cash compensation in the amount of $10,000 per year for such Chairperson’s service on the Compensation Committee. Each non-chairperson member of the Compensation Committee shall receive additional annual cash compensation in the amount of $5,000 per year for such member’s service on the Compensation Committee.

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The Chairperson of the Nominating and Corporate Governance Committee shall receive additional annual cash compensation in the amount of $10,000 per year for such Chairperson’s service on the Nominating and Corporate Governance Committee. Each non-chairperson member of the Nominating and Corporate Governance Committee shall receive additional annual cash compensation in the amount of $5,000 per year for such member’s service on the Nominating and Corporate Governance Committee.

4.        Timing of Payment.    Annual Retainers payable hereunder shall be paid in arrears in quarterly installments that are pro-rated for any partial period of service. For the avoidance of doubt, any Annual Retainer earned hereunder will be paid prior to the fifteenth day of the third month following the end of the calendar year during which such Annual Retainer was earned.

5.        Initial Option Grants to Non-Employee Directors.    Each person who is initially elected to the Board as a Non-Employee Director shall be granted, automatically and without necessity of any action by the Board or any committee thereof, on the date of such initial election a Nonstatutory Stock Option to purchase ten thousand (10,000) shares of Common Stock (“Initial Director Options”) and five thousand (5,000) Restricted Stock Units (“Initial Director RSUs”). Notwithstanding the foregoing, members of the Board who are employees of the Company and who subsequently terminate employment with the Company and remain members of the Board shall not receive Initial Director Options. Notwithstanding the foregoing, each person who is a Non-Employee Director as of the Public Trading Date and who has not been granted Initial Director Options and Initial Director RSUs, shall be granted Initial Director Options and Initial Director RSUs in connection with the first meeting of the Board following the Public Trading Date.

6.        Subsequent Option Grants to Non-Employee Directors.    Effective in connection with the Company’s 2012 Annual Meeting of Stockholders, immediately following the Company’s Annual Meeting of Stockholders, each person who is a Non-Employee Director immediately following an Annual Meeting of Stockholders (provided that, on such date, he or she shall have served on the Board since the preceding year’s Annual Meeting of Stockholders) shall be granted, automatically and without necessity of any action by the Board or any committee thereof, on the date of such annual meeting a Nonstatutory Stock Option to purchase eight thousand (8,000) shares of Common Stock (“Annual Director Options”) and four thousand (4,000) Restricted Stock Units (“Annual Director RSUs”). Members of the Board who are employees of the Company and who subsequently terminate employment with the Company and remain on the Board, to the extent that they are otherwise eligible, shall receive, after termination of employment with the Company, Annual Director Options pursuant to this Section 6 (with the date of his or her termination of employment being deemed to be his or her date of initial election to the Board).

7.        Terms of Awards Granted to Non-Employee Directors.

           (i)        Options.     The per share exercise price of each Option granted to a Non-Employee Director shall equal one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date the Option is granted. Initial Director Options shall vest and become exercisable as follows: one third (1/3rd) of the shares of Common Stock subject to the Initial Director Options shall vest and become exercisable on the first anniversary of the date of grant of such Initial Director Options and 1/36th of the total shares of Common Stock subject thereto shall vest and become exercisable monthly thereafter, such that the Initial Director Options shall be one hundred percent (100%) vested and exercisable on the third anniversary of the date of grant of such Initial Director Options. Annual Director Options shall vest and become exercisable as follows: 1/36th of the shares of Common Stock subject to the Annual Director Options shall vest and become exercisable on each monthly anniversary of the date of grant of such Annual Director Options, such that the Annual Director Options shall be one hundred percent (100%) vested and exercisable on the three-year anniversary of the date of grant of such Annual Director Options. Subject to Section 14.2 of the Plan, the term of each Option granted to a Non-Employee Director shall be ten (10) years from the date the Option is granted.

           (ii)        Restricted Stock Units.    The Initial Director RSUs and Annual Director RSUs shall vest with respect to one third (1/3rd) of the Restricted Stock Units on each anniversary of the date of grant such that one hundred percent (100%) of the Initial Director RSUs and Annual Director RSUs shall be fully vested on the third (3rd) anniversary of the date of grant. The shares of Common Stock subject to Restricted Stock Units granted to Non-Employee Directors shall be issued to such Non-Employee Directors on the thirtieth (30th) day following the date the Restricted Stock Units vest. The Restricted Stock Unit agreement evidencing each grant of Initial Director RSUs and Annual Director RSUs shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.

8.        Effect of Acquisition.    Upon a Change in Control of the Company, all Awards and all other stock options, restricted stock units and other equity awards with respect to the Common Stock that are held by a Non-Employee Director shall become fully vested and/or exercisable.

9.        Effect of Other Plan Provisions.    The other provisions of the Plan shall apply to the Awards granted automatically pursuant to this Policy, except to the extent such other provisions are inconsistent with this Policy. For the avoidance of doubt, the number of shares of Common Stock set forth in this Policy and that are subject to Awards granted pursuant to this Policy shall be adjusted in accordance with Section 14.2 of the Plan.

10.        Incorporation of the Plan.    All applicable terms of the Plan apply to this Policy as if fully set forth herein, and all grants of Awards hereby are subject in all respect to the terms of such Plan.

11.        Written Grant Agreement.    The grant of any Award under this Policy shall be made solely by and subject to the terms set forth in a written agreement in a form to be approved by the Board and duly executed by an executive officer of the Company.

12.        Policy Subject to Amendment, Modification and Termination.    This Policy may be amended, modified or terminated by the Board in the future at its sole discretion. No Non-Employee Director shall have any rights hereunder unless and until an Award is actually granted. Without limiting the generality of the foregoing, the Board hereby expressly reserves the authority to terminate this Policy during any year up and until the election of directors at a given annual meeting of stockholders.

13.        Effectiveness.    This policy shall become effective as of Public Trading Date.

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